Exhibit 10.5

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

ASSET PURCHASE AGREEMENT

BY AND AMONG

SOTIO, LLC,

SOTIO N.V.,

AND

UNUM THERAPEUTICS INC.

Dated as of August 28, 2020

ACTIVE/104823866.3

TABLE OF CONTENTS

Page

Section 1 - Purchase and Sale of Assets	1
1.1	Sale of Assets1
1.2	Excluded Assets3
1.3	Assumption of Liabilities4
1.4	Assignment of Contracts and Rights5
1.5	Signing and Closing6
1.6	Purchase Price7
1.7	Payment of Closing Payment7
1.8	Allocation of Purchase Price7
1.9	Milestone Payments8
1.10	Transfer Expenses, Costs, Fees10
1.11	Further Assurances10
Section 2 - Representations and Warranties of Seller	10
2.1	Organization10
2.2	Authorization and Non-Contravention11
2.3	Title to Properties; Liens; Condition of Properties11
2.4	Sufficiency of Assets12
2.5	Intellectual Property12
2.6	Acquired Contracts15
2.7	Litigation15
2.8	Permits; Compliance with Legal Requirements15
2.9	Employee Plans; ERISA16
2.10	Environmental Matters17
2.11	Employees and Consultants; Labor Matters17
2.12	CFIUS19
2.13	No Brokers or Finders19
2.14	Condition of Assets19
2.15	Relationships with Affiliates19
2.16	Suppliers19
2.17	Tax Matters19
2.18	No Material Adverse Effect20
2.19	No Other Representations or Warranties20
Section 3 - Representations and Warranties of Buyer	20
3.1	Organization20
3.2	Authorization and Non-Contravention20
3.3	No Brokers or Finders21
3.4	Required Financing21
3.5	No Other Representations or Warranties21
Section 4 - Closing Conditions	21
4.1	Conditions to the Obligations of Buyer21

i

ACTIVE/104823866.3

4.2	Conditions to the Obligations of Seller24
Section 5 – Covenants	25
5.1	[Reserved]25
5.2	Employee and Related Matters25
5.3	Tax Matters26
5.4	[Reserved]28
5.5	[Reserved]28
Section 6 – Additional Covenants	28
6.1	Payments with Respect to Purchased Assets28
6.2	Confidentiality28
6.3	Press Releases and Public Announcements28
6.4	Joint Intellectual Property Assets28
6.5	Buyer Guarantor28
6.6	Enforcement of Certain Obligations29
6.7	Access to Books and Records29
6.8	Misallocated Assets29
6.9	Delivery of Transferred Assets; Transfer of Emails29
6.10	Preservation of Dataroom30
Section 7 – Reserved	30
Section 8 - Indemnification	30
8.1	Indemnification by Seller30
8.2	Indemnification by Buyer31
8.3	Limitations on Liability31
8.4	Survival32
8.5	Claims for Indemnification33
8.6	Third Party Claims34
8.7	Escrow Fund Release35
8.8	Right of Set-Off35
8.9	Tax Treatment36
Section 9 - Definitions	36
9.1	Certain Definitions36
9.2	Other Capitalized Terms43
Section 10 - Miscellaneous	44
10.1	Fees and Expenses44
10.2	Notices44
10.3	Entire Agreement45
10.4	Assignability; Binding Effect46
10.5	Interpretation46
10.6	Execution in Counterparts46
10.7	Amendments46
10.8	Bulk Sales Law46
10.9	Applicable Law; Jurisdiction46

ii

ACTIVE/104823866.3

10.10	Other Remedies; Specific Performance47
10.11	Severability47

EXHIBITS

Exhibit A-Form of General Assignment, Assumption and Bill of Sale

Exhibit B-Sublease

Exhibit C-Form of Patent Assignment

Exhibit D-Form of Escrow Agreement

Exhibit E-Form of Restrictive Covenants Agreement

Exhibit F-Form of Transition Services Agreement

Exhibit G-Form of Cross-Covenant Note to Sue

Exhibit H-Form of Intellectual Property Assignment

iii

ACTIVE/104823866.3

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of August 28, 2020 by and among Unum Therapeutics Inc., a Delaware corporation (“Seller”), SOTIO, LLC, a Delaware limited liability company (“Buyer”), and SOTIO N.V., a company organized under the laws of the Netherlands (“Buyer Guarantor”).  Buyer and Seller are referred to collectively in this Agreement as the “Parties.” Capitalized terms used herein but not otherwise defined shall have the meaning set forth in Section 9.

W I T N E S E T H

WHEREAS, the Parties wish to provide for the purchase by Buyer of certain assets from Seller and to provide for certain related transactions on the terms and subject to the conditions and other provisions set forth in this Agreement and the Transaction Documents;

WHEREAS, Seller is in the business, among other things, of developing curative cell therapies for solid tumors and owns and operates the BOXR Platform and the ACTIA Platform;

WHEREAS, subject to the terms and conditions hereof, Seller desires to sell certain of Seller’s assets exclusively used in the operation of the BOXR Platform or the ACTIA Platform;

WHEREAS, subject to the terms and conditions hereof, Buyer desires to purchase such assets used in the operation of the BOXR Platform or the ACTIA Platform for the consideration specified herein with the assumption by Buyer of certain Assumed Liabilities; and

WHEREAS, simultaneously with the execution of this Agreement, each of [***] (each, a “Key Employee”), has entered into an offer of employment with Buyer and a confidentiality, invention assignment and non-solicitation agreement, in each case, to be effective as of the Closing.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the parties hereto agree as follows:

Section 1 - Purchase and Sale of Assets

Sale of Assets

.  On the terms and subject to the provisions of this Agreement, Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase, take delivery of and acquire from Seller, at the Closing, all legal and beneficial right, title and interest of Seller in and to the Purchased Assets, free and clear of all Claims, other than Permitted Encumbrances.  As used herein, “Purchased Assets” shall mean all right, title and interest of Seller in and to the following assets of Seller related to, used in, or held for use in the BOXR Platform or the ACTIA Platform, other than the Excluded Assets:

(a)The office supplies, machinery, equipment, furniture, furnishings, fixtures, tools, instruments (including, for the avoidance of doubt, any computer, specialized software and data associated therewith), Inventory and other tangible personal property (collectively, the “Personal Property”), listed on Schedule 1.1(a) hereto;

ACTIVE/104823866.3

(b)Subject to Section 1.4, all the rights in and interests to the Contracts, proposals and other related agreements set forth on Schedule 1.1(b) hereto (collectively, the “Acquired Contracts”);

(c)All Seller Intellectual Property Assets, including the Seller Patents, Seller Marks and Seller Copyrights listed on Schedule 1.1(c), but excluding, for the avoidance of doubt, (i) the Patents listed on Schedule 1.2(b) and (ii) any Intellectual Property Assets that are exclusively related to the ACTR Platform, the COPR Platform or the Kiq Platform;

(d)All Transferred Regulatory Documentation;

(e)All Transferred Records;

(f)All rights under any agreements with the Seller Associates solely to the extent relating to proprietary rights, confidentiality, noncompetition and assignment of inventions (the “Purchased Confidentiality Rights”);

(g)All personnel files and records with respect to any Seller Associate who is to become a Continuing Employee of Buyer;

(h)All right, title and interest of Seller in and to the goodwill incident to the BOXR Platform or the ACTIA Platform, if any; and

(i)All claims, counterclaims, defenses, causes of action, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any Third Party, to the extent relating to any Purchased Assets or Assumed Liabilities (the “Purchased Defenses and Claims”).

Notwithstanding the foregoing to the contrary or anything in Section 1.2 to the contrary, and subject to Section 6.4, (i) any Seller Intellectual Property Assets and any Excluded Assets (including any Intellectual Property Assets contained within either any Regulatory Documentation or any books, records and recorded information maintained by Seller or any of its Affiliates thereof as of the Closing Date) that are necessary or reasonably useful in the development, manufacture or commercialization of programs using the BOXR Platform or the ACTIA Platform but not otherwise included among the Purchased Assets and (ii) any Seller Intellectual Property Assets that would otherwise be Purchased Assets but are necessary or reasonably useful in the development, manufacture or commercialization of programs using the ACTR platform technology, in the case of each of (i) and (ii), other than the Seller Patents listed on Schedule 1.1(c) and the Patents listed on Schedule 1.2(b)) (collectively, the “Joint Intellectual Property Assets”), shall be jointly owned by the Parties from and after the Closing, and Seller shall only transfer to Buyer an undivided, co-equal interest in such Joint Intellectual Property Assets, which undivided, co-equal interest of Buyer in such Joint Intellectual Property Assets shall be a “Purchased Asset” for purposes of this Agreement.

Excluded Assets

.  Notwithstanding any provision in Section 1.1 (other than the last paragraph in Section 1.1), Seller is not selling, and Buyer is not purchasing, any other assets,

ACTIVE/104823866.3

properties or right of Seller or any of its Affiliates other than the Purchased Assets (collectively, the “Excluded Assets”), which Excluded Assets shall include:

(a)The rights which accrue or will accrue to Seller under the Transaction Documents;

(b)All Intellectual Property Assets that are exclusively related to the ACTR Platform, COPR Platform or Kiq Platform, including the Patents listed on Schedule 1.2(b) (subject to the last paragraph in Section 1.1);

(c)All Contracts, other than the specifically listed Acquired Contracts (including any such Contracts that are not listed on Schedule 1.1(b)) (the “Excluded Contracts”);

(d)The furniture and lab equipment listed on Schedule 1.2(d);

(e)All real property interests whether owned or leased by Seller, including, without limitation, the Indenture of Lease by and between King 200 CPD LLC and Seller, dated as of July 7, 2015, as amended and in effect, with respect to the property at 200 CambridgePark Drive, Cambridge, MA 02140 (the “Lease”);

(f)All accounts receivable, notes receivable or similar items;

(g)All securities or other equity interests of any Person owned by or held by Seller or any of Seller’s Affiliates;

(h)All rights, claims and credits (including all indemnities, warranties and similar rights), defenses or causes of action against third parties in favor of Seller, Seller’s Affiliates or any of their respective representatives that are not Purchased Defenses and Claims;

(i)The corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller and not solely related to the BOXR Platform or the ACTIA Platform;

(j)Any employment agreement or employment offer letters to which Seller is a party and any Employee Plan or any employment related policies, other than the Purchased Confidentiality Rights;

(k)All bank accounts of Seller;

(l)All Permits, together with, if any, all rights of renewal and amenities thereto;

(m)All Cash of Seller; and

ACTIVE/104823866.3

(n)Any right to Tax credits or claims for the refund (or credit against future payment) of any Taxes paid by Seller or its Affiliates (except to the extent such Taxes are reimbursed by Buyer pursuant to Section 5.3(b)).

Assumption of Liabilities

.

(a)Assumed Liabilities.  On the terms and subject to the conditions in this Agreement, upon the Closing, Buyer shall assume and agree to pay or discharge when due or perform in accordance with their respective terms all Liabilities in respect of the Acquired Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing; provided, however, that (i) Buyer shall not assume, be responsible for, be bound by, pay, perform or discharge, or have any liability or obligations with respect to the [***], and (ii) subject to Section 1.4, Buyer shall not be obligated to assume, pay, perform or discharge any Liability under any such Acquired Contract, if Seller shall not have obtained, prior to the Closing Date, any consent required to be obtained from any Person with respect to the assignment or delegation to Buyer of any rights or obligations under such Acquired Contract (collectively, the “Assumed Liabilities”).

(b)Excluded Liabilities.  Notwithstanding the provisions of Section 1.3(a) or any other provisions in the Transaction Documents to the contrary, other than the Assumed Liabilities, Buyer shall not assume, be responsible for, be bound by, pay, perform or discharge, or have any liability or obligations with respect to, any Liabilities of Seller or any of its Affiliates or the BOXR Platform or the ACTIA Platform of any kind or nature whatsoever, and Seller shall be responsible for, be bound by, pay, perform or discharge, all obligations or Liabilities of Seller or any of its Affiliates or the BOXR Platform or the ACTIA Platform of any kind or nature, whether or not related to the BOXR Platform or the ACTIA Platform or the Purchased Assets (the “Excluded Liabilities”), and including, without limiting the generality of the foregoing, all of the following Liabilities:

(i)Any Liabilities arising out of or related to the ownership, use or operation of the BOXR Platform or the ACTIA Platform or the Purchased Assets prior to Closing;

(ii)Any Liabilities to the extent either arising out of or relating to the Excluded Assets;

(iii)All Liabilities agreed to be performed by Seller pursuant to the terms of this Agreement or any of the Transaction Documents;

(iv)All Liabilities arising prior to or as of the Closing Date relating to, arising out of, or otherwise resulting from the engagement, service, or termination of engagement or service, of any employees, independent contractors, consultants, or other individuals who provide services to Seller or any of its

ACTIVE/104823866.3

Affiliates (including any Liabilities arising out of or relating to or pursuant to any compensation or benefit plan, program, policy, agreement or arrangement that is or was at any time prior to the Closing Date established, sponsored, maintained or contributed to or required to be contributed to by Seller or any of its Affiliates);

(v)All expenses incurred by Seller in connection with the transactions contemplated by this Agreement;

(vi)Any Liabilities or obligations arising out of or resulting from the ownership, possession or operation of the BOXR Platform or the ACTIA Platform or the Purchased Assets prior to the Closing (in each case, to the extent arising out of underlying facts, events or circumstances first occurring or first existing or arising from an event occurring prior to the Closing);

(vii)(A) any Liability of Seller or any Affiliate of Seller for income Taxes, (B) any Liability of Seller or any Affiliate of Seller for Taxes, or any Liability for Taxes with respect to the Purchased Assets or Assumed Liabilities, in each case arising with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date, (C) any Liability of Seller or any Affiliate of Seller for the unpaid Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by contract, and (D) any Transfer Taxes for which Seller is liable under Section 5.3(a);

(viii)Earned but unpaid compensation of any kind accrued by Seller Associates prior to or as of the Closing Date, including without limitation retroactive pay raises, commission payments, officer or employee bonuses, unpaid profit-sharing plans or payments, and any accrued but unpaid severance or similar obligations prior to or as of the Closing Date;

(ix)Liabilities that have accrued under any employment, consulting or independent contractor agreement by and between Seller and any Seller Associate prior to the Closing Date;

(x)Liabilities relating to any transaction bonus, change of control, parachute or similar payment;

(xi)Liabilities of relating to any Seller Associates who are not Continuing Employees; and

(xii)Any other liability or obligation that is not an Assumed Liability.

Assignment of Contracts and Rights

.

(a)Notwithstanding anything to the contrary contained in this Agreement, this Agreement and the other Transaction Documents shall not constitute an agreement to assign or transfer any Contract or Permit constituting a Purchased Asset, or

ACTIVE/104823866.3

any other Purchased Asset, if an attempted assignment thereof, without consent of any Third Party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer thereunder.

(b)Prior to Closing, Seller will use its commercially reasonable efforts to obtain the consent of all necessary Third Parties to any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset that is not assignable or transferable to Buyer either by virtue of the provisions thereof or under applicable Legal Requirements without the consent of one or more Third Parties, for the assignment thereof to Buyer or its designated Affiliate; provided however, that Seller shall not be required to make any payment or concession to any Third Party in order to obtain any such authorizations, approvals, consents or waivers from such Third Party.

(c)If any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset is not assignable or transferable to Buyer either by virtue of the provisions thereof or under applicable Legal Requirement without the consent of one or more Third Parties (each a “Non-Assignable Right”), Seller shall use its commercially reasonable efforts to obtain such consents after the execution of this Agreement until such consent is obtained; provided however, that Seller shall not be required to make any payment or concession to any Third Party in order to obtain any such authorizations, approvals, consents or waivers from such Third Party.

(d)If any such consent cannot be obtained prior to the Closing, then notwithstanding anything to the contrary in this Agreement or the Transaction Documents, (i) this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of the Non-Assignable Right and (A) Seller shall use its commercially reasonable efforts to obtain such consent as soon as practicable after Closing, and pending the receipt of such consents, shall use its commercially reasonable efforts to maintain good relations with any obligees or other counterparties in connection with such Non-Assignable Right, and (B) Buyer shall cooperate, to the extent commercially reasonable with Seller in Seller’s efforts to obtain such consent; and (ii) at Buyer’s election, (x) the Non-Assignable Right shall be an Excluded Asset and Buyer shall have no obligation pursuant to Section 1.1 or Section 1.3(a) or otherwise with respect to any such Non-Assignable Right or any Liability with respect thereto or (y) Seller shall use its commercially reasonable efforts to cooperate in an arrangement under which Buyer would obtain the benefits and assume the obligations of such Non-Assignable Right, including by (1) entering into reasonable alternative arrangements on terms mutually agreeable to Buyer and Seller and (2) enforcing, at the cost of and for the account of Buyer, any and all rights of Seller against the other party thereto arising under the Non-Assignable Right, it being understood and agreed that Buyer’s assumption of the obligations of such Non-Assignable Right pursuant to an arrangement described in this clause (y) shall constitute Assumed Liabilities for purposes of this Agreement. Notwithstanding the foregoing, no Party hereto shall be required to make any payment or concession to any Third Party in order to obtain any authorizations, approvals, consents or waivers from such Third Party.

Signing and Closing

.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place

ACTIVE/104823866.3

remotely through the execution and exchange of the documents and agreements contemplated herein to be executed and delivered in connection with the Closing (or such other place as the parties may agree) no later than the second (2nd) business day following the satisfaction or waiver of each of the conditions set forth in Section 4 hereof (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and place as may be mutually agreed to by the parties.  Such date referred to in this Agreement as the “Closing Date.”

Purchase Price

.

(a)In consideration for the sale, transfer, conveyance, assignment and delivery to Buyer of the Purchased Assets and the other obligations of Seller pursuant to this Agreement, the Buyer shall (i) pay the Total Consideration in accordance with Section 1.7 and Section 1.9 and (ii) assume the Assumed Liabilities.

Payment of Closing Payment

.

(a)At the Closing, Buyer shall:

(i)pay to Seller the Closing Purchase Price less the Escrow Amount in cash by wire transfer of immediately available funds to the account(s) designated in writing to Buyer by Seller not less than two (2) business days prior to the Closing;

(ii)deposit the Escrow Amount by wire transfer of immediately available funds to the account(s) designated by the Escrow Agent, to be held in escrow pursuant to the terms of the Escrow Agreement; and

(iii)assume the Assumed Liabilities.

Allocation of Purchase Price

.

(a)Seller shall prepare an allocation statement (a “Draft Allocation Statement”) allocating the Closing Purchase Price among the Purchased Assets in accordance with the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Treasury Regulations promulgated thereunder. Seller shall deliver the Draft Allocation Statement to Buyer as soon as reasonably practicable after the Closing Date. Buyer may review and comment upon such allocation within [***] of its receipt, and Buyer and Seller shall mutually cooperate in good faith to agree on a mutually acceptable allocation statement within [***] of receipt of Seller’s comments; provided, that in the event the Buyer and Seller are unable to agree on a mutually acceptable allocation statement within such [***] period, any dispute shall be resolved by an independent accounting firm mutually acceptable to Buyer and Seller, the cost of which will be borne and paid [***].  The allocation statement as agreed to by Buyer and Seller or as determined by such independent accounting firm shall be referred to as the “Allocation Statement”. In the event that additional amounts are paid pursuant to Section 1.9 or the Total Consideration is adjusted pursuant to Section 8, the Allocation Statement shall be revised in a manner consistent with this Section 1.8.  Buyer and Seller and their respective

ACTIVE/104823866.3

Affiliates shall report, act and file Tax Returns (as defined below) in all respects and for all purposes consistent with such Allocation Statements as prepared and revised in accordance with this Section 1.8. Buyer and Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the other party may reasonably request in connection with such allocation.

(b)With respect to any Purchased Assets that are Personal Property, an amount of the Closing Purchase Price equal to the net book value of such Purchased Assets, in approximately the amounts set forth on Schedule 1.8, shall be allocated in the Allocation Statement to such Purchased Assets, and the remainder of the Total Consideration, and the value of any Assumed Liabilities to the extent properly taken into account for income Taxes, shall be allocated in the Allocation Statement among the Purchased Assets that are Seller Intellectual Property Assets.

(c)The Allocation Statement will be conclusive and binding upon the Parties for tax purposes, and no Party will make any statement or declaration to any taxing authority that is inconsistent with the Allocation Statement, except as provided below.  No Party will take or permit any of its affiliates or representatives to take any position on any tax return, with any taxing authority or in any judicial tax proceeding that is inconsistent with the Allocation Statement except as required by a final determination within the meaning of Section 1313(a) of the Code or any equivalent provision of any applicable state or local law. Each Party will timely notify the other Parties, and will timely provide the other Parties with assistance, in the event of an examination, audit or other proceeding regarding the Allocation Statement.  Notwithstanding anything to the contrary herein, the Parties acknowledge that Seller and Buyer may be required to use one or more different methodologies of allocating the Closing Purchase Price for accounting or financial reporting purposes.

Milestone Payments

.  Subject to Section 8.8, Seller shall be entitled to certain contingent cash payments determined as set forth below (collectively, the “Milestone Payments”).

(a)Milestone Payments.  Buyer shall promptly notify Seller in writing of the first achievement of each milestone event set forth below (each, a “Milestone Event”) by or on behalf of Buyer, and the Buyer shall make a one-time, cash payment in the amount below corresponding to such Milestone Event, within [***] after provision of such notice, to Seller of the Milestone Payment.

Milestone Event	Milestone Payment (in U.S. Dollars)
Issuance of a Specified Claim by [***]	$[***]
Issuance of a Specified Claim by [***]	$[***]

(i)Certain Limitations.  Each of the Milestone Payments shall only be payable once, upon the first occurrence of the corresponding Milestone

ACTIVE/104823866.3

Event, and no additional payment will be due in the event of any repeated occurrence of such Milestone Event.  For clarity, the aggregate amount of all Milestone Payments under this Agreement shall not exceed U.S. $3,400,000.

(ii)[***].

(b)[***].

(c)The right of Seller to receive any amounts with respect to Milestone Payments (i) shall not be evidenced by a certificate or other instrument, (ii) shall not be assignable or otherwise transferable by Seller, and (iii) does not represent any right other than the right to receive the consideration set forth in this Section 1.9(a).  Any attempted transfer of the right to any amounts with respect to Milestone Payments by Seller shall be null and void.

Transfer Expenses, Costs, Fees

.  Subject to Section 1.4 and Section 5.3(a), Seller and Buyer shall each bear their own (i) costs incurred, whether at or subsequent to the Closing, in connection with the transfer of the Purchased Assets in connection with this Agreement, (ii) recording charges and fees applicable to the recordation of deeds and mortgages and other instruments of transfer and (iii) costs of obtaining or transferring permits, registrations, applications and other tangible and intangible properties.

Further Assurances

.  Each party from time to time after the Closing at the request of any other party and without further consideration shall do, execute, acknowledge, deliver and file or cause to be done, executed, acknowledged, delivered or filed, all such further acts, deeds, transfers, conveyances, assignments, documents, certifications of transfer, assurances and take such other action as such other party may reasonably require to more effectively carry out the terms and conditions of, and the transactions contemplated by, this Agreement and to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Purchased Assets and to carry out, evidence, and confirm the intended purposes of this Agreement.

Section 2 - Representations and Warranties of Seller

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules delivered to Buyer as of the date hereof (the “Disclosure Schedules”), Seller represents and warrants that the statements contained in this Section 2 are true and correct as of the date hereof and as of the Closing Date.

Organization

.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Seller has conducted its business in accordance, in all material respects, with Seller’s Certificate of Incorporation or By laws, as currently in effect as of the date hereof.

ACTIVE/104823866.3

Authorization and Non-Contravention

.  This Agreement and all agreements, documents and instruments, including and without limitation, the Transaction Documents, executed and delivered by Seller pursuant hereto, are valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors and subject to general principles of equity.  The execution, delivery and performance of this Agreement and all agreements, documents and instruments executed and delivered by Seller pursuant hereto, have been duly authorized by all necessary corporate or other actions of Seller. No filing with or notice to, and no license, permit, authorization, registration, consent or approval of, any Governmental Authority is required on the part of Seller for the execution, delivery and performance by Seller of this Agreement and the Transaction Documents.  Except as set forth in Schedule 2.2, the execution and delivery of this Agreement and all agreements, documents and instruments to be executed and delivered by Seller pursuant hereto and the performance of the transactions contemplated by this Agreement and such other agreements, documents and instruments, do not and will not:  (i) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) or loss of benefit under any provision of Seller’s Certificate of Incorporation or By-laws, or cause the creation of any mortgage, lien, pledge, security interest, charge, encumbrance, claim, easement, covenant, condition or restriction of any nature (each, a “Claim”) upon any of the Purchased Assets; (ii) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any Legal Requirement applicable to Seller or to which any of the Purchased Assets is subject; (iii) require from Buyer or Seller any pre-closing or post-closing notice of, declaration or filing with, or consent or approval of any Governmental Authority or other Third Party; or (iv) violate or result in a violation of, or conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any Approval or Contract related to the BOXR Platform or the ACTIA Platform or by which the Purchased Assets are bound or any permit, license or other authorization issued to Seller with respect to the BOXR Platform or the ACTIA Platform by any Governmental Authority (such permits, licenses and authorizations are collectively referred to herein as the “Permits”).

Title to Properties; Liens; Condition of Properties

.

(a)Seller is the sole and exclusive owner of, and has good, marketable and valid title to all of the Purchased Assets, and the right to transfer (or cause to be transferred) all Purchased Assets, free and clear of all Claims, other than Permitted Encumbrances, to Buyer such that as of immediately following the Closing, Buyer will have good title to the Purchased Assets, free and clear of all Claims, other than Permitted Encumbrances.  All of such Purchased Assets are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of Claims, other than Permitted Encumbrances or to the extent described on Schedule 2.3(a) attached hereto.  All of the tangible Purchased Assets are in good operating condition (ordinary wear and tear excepted).

(b)Seller owns no real property or interests in real property and has no leasehold interest in real property relating to the BOXR Platform or the ACTIA Platform

ACTIVE/104823866.3

other than the Lease. Seller is not and, to the Knowledge of Seller, no other party to the Lease is, in default, under any provision of the Lease. Seller has not received any written notice of default and Seller is not in arrears in the performance of any monetary obligation required of it under such Lease.  The Lease is in full force and effect in accordance with the terms thereof and has not been modified, altered or amended.  Seller has not received any written notice of termination of the Lease.  Seller has delivered to Buyer true, complete and accurate copies of the Lease. With respect to the Lease, Seller has good and valid title to the leasehold estate relating thereto, free and clear of all liens or encumbrances.

Sufficiency of Assets

.  The Purchased Assets and the Joint Intellectual Property Assets constitute all of the assets used by Seller in operating the BOXR Platform or the ACTIA Platform as currently operated by Seller.  The Purchased Assets are sufficient to enable Buyer and its Affiliates to operate the BOXR Platform and the ACTIA Platform after the Closing in substantially the same manner as operated by Seller during the [***] period immediately prior to the Closing.  None of the Excluded Assets are material to the BOXR Platform or the ACTIA Platform.

Intellectual Property

.

(a)Schedule 2.5(a) contains a complete and accurate list of all (i) Patents owned or exclusively in-licensed by Seller and used or held for use in the operation of the BOXR Platform or the ACTIA Platform (“Seller Patents”), registered and unregistered Marks owned by Seller and used or held for use exclusively in the operation of the BOXR Platform or the ACTIA Platform (“Seller Marks”) and registered Copyrights owned by Seller and used or held for use exclusively in the operation of the BOXR Platform or the ACTIA Platform (“Seller Copyrights”), (ii) licenses, sublicenses or other agreements under which Seller is granted rights by others in any Intellectual Property Assets exclusively for use in the BOXR Platform or the ACTIA Platform (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property Assets associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Programs or the BOXR Platform or the ACTIA Platform, (B) any Intellectual Property Assets licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Seller and its employees in Seller’s standard form thereof), and (iii) licenses, sublicenses or other agreements under which Seller has granted rights to others in Seller Intellectual Property Assets (other than (x) any confidential information provided under confidentiality agreements and (y) any Seller Intellectual Property Assets nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Seller’s benefit).

(b)Except as set forth on Schedule 2.5(b):

(i)Seller exclusively owns all Seller Intellectual Property Assets, or is an exclusive licensee of, and possesses adequate and enforceable rights

ACTIVE/104823866.3

to such Intellectual Property Assets as necessary for the operation of the BOXR Platform or the ACTIA Platform, free and clear of all Claims (other than Permitted Encumbrances) and there are no actual or, to the Knowledge of Seller, threatened ownership disputes relating to Seller Intellectual Property Assets;

(ii)all Seller Patents, Seller Marks and Seller Copyrights that have been issued by, or registered, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including, as applicable, the payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications);

(iii)none of the Seller Patents owned by Seller have been abandoned, and none of the Seller Patents owned by Seller have expired, lapsed, been declared invalid (in whole or in part), or been declared unenforceable by any Governmental Authority;

(iv)none of the Seller Intellectual Property Assets that has been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world is subject to any maintenance fee or Tax or action falling due within [***] following the Closing Date and any and all annuities, maintenance fees, search fees and examination fees accrued prior to the date hereof have been paid;

(v)no Seller Patent is now involved in any threatened or actual action, suit, proceeding or claim, including any interference, reissue, reexamination or opposition Proceeding, and Seller has no Knowledge of any facts which would form a reasonable basis for any such action, suit, proceeding or claim;

(vi)Seller has not received any oral or written notice asserting that the operation of the BOXR Platform or the ACTIA Platform as currently conducted or the development, manufacture, or commercialization of Products as currently conducted infringes, misappropriates or otherwise violates, the rights of any other person or entity in or to any Intellectual Property Assets (“Third Party IP Assets”) or constitutes a misappropriation of any Third Party IP Assets, and Seller has no Knowledge of any facts or prior art which would form a reasonable basis for any such infringement, misappropriation, or violation, or that any of the Seller Intellectual Property Assets is invalid or unenforceable, and Seller has no Knowledge of any facts or prior art which would form a reasonable basis for any such invalidity or unenforceability;

(vii)to the Knowledge of Seller, Seller’s operation of the BOXR Platform or the ACTIA Platform, as currently conducted, and the development, manufacture, or commercialization of Products does not infringe or misappropriate

ACTIVE/104823866.3

any Third Party IP Asset and Buyer’s development and commercialization of BOXR1030 as currently contemplated will not infringe any Third Party IP Asset after [***];

(viii)to the Knowledge of Seller, each Person who is or was an employee or contractor of Seller and who is or was involved in the creation or development of any Seller Intellectual Property Assets has signed a valid, enforceable agreement containing a present assignment of such Seller Intellectual Property Asset to Seller and confidentiality provisions protecting Trade Secrets and confidential information of Seller;

(ix)Seller has performed appropriate inventorship determination for all Seller Patents and to the Knowledge of Seller, there is no unsolved inventorship dispute or alleged co-inventorship with respect to the Seller Patents;

(x)Seller has not itself or through a strawman filed any pre- or post-grant proceedings, including third party observations, oppositions, reexaminations and interferences, against intellectual property rights owned by a Third Party;

(xi)to the Knowledge of Seller, there is no, nor has there been any, infringement or violation by any person or entity of any of the Seller Intellectual Property Assets or Seller’s rights therein or thereto, nor has there been any misappropriation by any person or entity of any of the Seller Intellectual Property Assets;

(xii)Seller is not now and never was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Seller to grant or offer to any other Person any license or right to any Seller Intellectual Property Assets;

(xiii)No funding, facilities, or personnel of any Governmental Authority or any university, college, research institute, or other educational institution has been or is being used, directly or indirectly, to create, in whole or in part, Seller Intellectual Property Assets, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority or institution obtaining ownership rights or any other similar right, title or interest (including any “march in” rights) in or to such Seller Intellectual Property Assets (including any claim or option to any of the foregoing);

(xiv)The Seller Intellectual Property Assets and the Joint Intellectual Property Assets constitute all of the Intellectual Property Assets owned or controlled by Seller or its Affiliates that were used or generated in the conduct of the Programs prior to the Closing Date;

(xv)To the Knowledge of Seller, the know-how, Trade Secrets and confidential information included within the Purchased Assets constitute all know-how, Trade Secrets and confidential information necessary for Seller to

ACTIVE/104823866.3

operate the BOXR Platform and the ACTIA Platform; provided, however, that the foregoing representation is not a representation with respect to non-infringement of Intellectual Property Assets; and

(xvi)Seller has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information included in the Seller Intellectual Property Assets.

Acquired Contracts

.  Each of the Acquired Contracts is valid, binding, enforceable and in full force and effect, and none of Seller, or, to the Knowledge of Seller, any other Person party to such contract is in default or breach (with or without the lapse of time or the giving of notice, or both) under any such contract, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, sponsorship or other Legal Requirement relating to or affecting creditors’ rights generally and to general principles of equity, whether considered at law or in equity.  No event or circumstance has occurred that, with notice or lapse of time or both, would result in a termination of an Acquired Contract or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  During the [***] prior to the date hereof, Seller has not received written notice of any default, non-renewal, termination or intention to terminate under any Acquired Contract.  Complete and correct copies of each Acquired Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.  There are no material disputes pending or threatened under any Acquired Contract.

Litigation

.

(a)There is no, and since [***] there has not been, litigation or governmental Proceeding or investigation pending or, to the Knowledge of Seller, threatened, by or against Seller or the BOXR Platform or the ACTIA Platform or affecting any of the Purchased Assets or Assumed Liabilities, nor, to the Knowledge of Seller, has there occurred any event on the basis of which any such litigation, Proceeding or investigation might properly be instituted.  None of Seller nor any officer or key employee of Seller in his or her capacity as such is, to the Knowledge of Seller, a party to or in default with respect to any Order, writ, injunction, decree, ruling or decision of any court, commission, board or other Governmental Authority.

(b)To the Knowledge of Seller, there are no facts or circumstances that would reasonably be expected to give rise to any Proceeding or Order that would be required to be disclosed pursuant to clause (a) above.

Permits; Compliance with Legal Requirements

.

(a)The Permits listed on Schedule 2.8 comprise all of the licenses, permits, and other authorizations required from any Governmental Authority for the lawful conduct of the BOXR Platform or the ACTIA Platform.  The Permits are in full force and effect, and the conduct of the BOXR Platform or the ACTIA Platform is in accordance therewith, except where the failure to be so licensed has not had and would not be reasonably likely to have a Material Adverse Effect.  Seller is now and since [***] has been

ACTIVE/104823866.3

in compliance with all applicable Legal Requirements applicable to the BOXR Platform or the ACTIA Platform, except where the failure to be in compliance has not had and would not be reasonably likely to have a Material Adverse Effect.

(b)Each of the Purchased Assets has been developed in compliance with all applicable Legal Requirements, including but not limited to, the Animal Welfare Act (7 U.S.C. 2131 et seq), the Controlled Substances Act (21 U.S.C. 801 et seq.), the Public Health Services Act (42 U.S.C. 201 et seq.), the Food, Drug and Cosmetic Act (21 U.S.C. 301 et. Seq) and the Food and Drug Administration’s (the “FDA”) Good Laboratory Practice regulations and the FDA’s current Good Manufacturing Practice regulations and guidance.

Employee Plans; ERISA

.

(a)Each material Employee Plan maintained, sponsored or contributed to by Seller, or to which Seller is a party, for the benefit of employees of Seller (a “Seller Employee Plan”) has been established, maintained, and operated in compliance in all material respects with its terms and all applicable law, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code.  Neither Seller nor any ERISA Affiliate maintains, sponsors or is required to contribute to, or has within the past [***] maintained, contributed to or been required to contribute to, (i) any employee benefit plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or (iv) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(b)Each Seller Employee Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, and, to the Knowledge of Seller, nothing has occurred which would reasonably be expected to adversely affect the qualified status of any such Seller Employee Plan.

(c)None of the Seller Employee Plans provides for medical or other welfare benefits to any employees after their employment is terminated, other than (i) as required by Part 6 of Subtitle B of Title I of ERISA or an analogous state law requirement, or (ii) continuation coverage through the end of the month in which such termination occurs.

(d)None of the execution or delivery of this Agreement, stockholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement, either alone or in connection with any event, could (i) result in any payment or benefit (or acceleration thereof) to employees of the Seller or (ii) result in any payment or benefit to an employee of Seller being non-deductible under Section 280G of the Code.

(e)For purposes of this Section 2.9:

ACTIVE/104823866.3

(i)“Employee Plan” means (A) an “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) other plan, program, policy, agreement or arrangement providing for stock options, stock purchases, equity-based compensation, bonuses (including any annual bonuses and retention bonuses) or other incentives, severance pay, deferred compensation, employment, compensation, change in control or transaction bonuses, supplemental, vacation, retirement benefits (including post-retirement health and welfare benefits), pension benefits, profit-sharing benefits, fringe benefits, life insurance benefits, perquisites, health benefits, medical benefits, dental benefits, vision benefits, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) all other plans, programs, policies, agreements or arrangements providing compensation to employees, consultants and non-employee directors.

(ii)“ERISA Affiliate” means, with respect to any Entity, any other Person that would be treated as a single employer with such Entity or part of the same “controlled group” as such Entity under Sections 414(b),(c),(m) or (o) of the Code.

Environmental Matters

.  Seller is, and since [***] has been, in compliance with all applicable environmental, health and safety laws, rules, ordinances, bylaws and regulations, and with all permits, registrations and approvals required under such laws, rules, ordinances, bylaws and regulations (collectively, “Environmental Laws”) relating to the BOXR Platform or the ACTIA Platform, except where the failure to be in compliance has not had and would not be reasonably likely to have a Material Adverse Effect.  Seller has not received from any governmental authority any written notice of any failure to comply with or any violation of Environmental Laws, or of any required or requested action, or any threatened liability, relating to Environmental Laws.  No hazardous waste, substance or material, and no oil, petroleum, petroleum product, asbestos, asbestos-containing material, toxic substance, pollutant or contaminant (collectively, “Hazardous Material”) has been released or is present at, in, on, or under any real property owned, leased or operated by Seller in an amount, manner, condition or concentration that requires any reporting, notification, investigation, remediation, abatement or other response action pursuant to any Environmental Laws.  The operations of the BOXR Platform and the ACTIA Platform have not resulted in any release of Hazardous Material at, in, on or under (i) any real property now or formerly owned, leased or operated by Seller or (ii) any property to which Seller has transported or disposed of, or allowed or arranged for any Third Party to transport or dispose of, wastes.  Seller is not aware of any fact or circumstance which could involve the BOXR Platform or the ACTIA Platform in any litigation, or impose upon Seller any Liability, arising under any Environmental Laws.  Seller has obtained and is in material compliance with all permits required to operate the BOXR Platform and the ACTIA Platform at 200 CambridgePark Drive, Cambridge, MA 02142.

Employees and Consultants; Labor Matters

.

(a)Seller is not a party to any collective bargaining or other similar agreements with respect to the employees, consultants, independent contractors and other personnel service providers of Seller engaged in the BOXR Platform or the ACTIA

ACTIVE/104823866.3

Platform (collectively, the “Seller Associates”), and no Seller Associate is a member of a union or other collective bargaining organization with respect to his or her employment or engagement with Seller.  No labor union or other collective bargaining unit represents or claims to represent any of the Seller Associates and there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certifications election with respect to the Seller Associates.  Seller has never experienced any union organization attempts, labor disputes, strikes, or work stoppage or slowdown, and to Seller’s Knowledge, no such action is pending or threatened.

(b) (i) All Seller Associates who are employees are employed on an “at-will” basis and their employment can be terminated at any time for any reason without notice or payment of severance or other compensation or consideration being owed to such individual other than amounts owed as of the date of termination from employment based on service before that date or as required under applicable Legal Requirements; (ii) the relationships with each Seller Associate who is a consultant, independent contractor, or other non-employee can be terminated at any time for any reason without notice or any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination; and (iii) Seller is not delinquent in payments to any Seller Associate for any wages, salaries, commissions, bonuses, consulting fee, or other compensation for any services performed for Seller as of the date hereof or any amounts required to be reimbursed to such Person.

(c)Seller is, and at all times has been, in material compliance, with all applicable Legal Requirements pertaining to labor, employment, and employment practices, including, but not limited to, Legal Requirements respecting labor relations, discrimination in employment, fair employment practices, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours (including the proper classification of workers as exempt and nonexempt), withholding, immigration, and occupational safety and health and employment practices, including the requirements of the Immigration Reform Control Act of 1986.  There are no, and during the [***] prior to the date hereof, have not been any, actions, suits, claims, charges, complaints, grievances, arbitrations, investigations, or other legal Proceedings, whether internal or external, against Seller involving or pertaining to any applicant for employment or current or former Seller Associate, including, without limitation, any Proceeding relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage or hours violations, unpaid wages, unpaid commissions, wrongful termination or any other employment related matter arising under applicable Legal Requirements, nor are any such Proceedings pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in any forum.  All Seller Associates who are employees have been correctly classified as exempt or non-exempt for purposes of the Fair Labor Standards Act (“FLSA”) and any similar state law, and overtime has been properly recorded and paid for all such employees classified as non-exempt.  Each Seller Associate who is a consultant, independent contractor, or other non-employee has been correctly classified as such pursuant to applicable Legal Requirements.

ACTIVE/104823866.3

(d)Seller has never implemented any “plant closing,” “mass layoff,” or other similar action that did, or would reasonably have been expected to, require notification under the federal Worker Adjustment Retraining and Notification Act of 1988 or other similar state law, and no such actions that will, or may reasonably be expected to, require such notification are planned or contemplated. There has been no “employment loss” as defined by the WARN Act within the [***] prior to the Closing Date.

CFIUS

.  Seller represents and warrants that it does not engage in the design, fabrication, development, testing, production or manufacture of critical technologies and is not a TID US Business within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

No Brokers or Finders

.  No person has or will have, as a result of the transactions contemplated by this Agreement or the Transaction Documents, any right, interest or claim against or upon Seller or Buyer for any commission, fee or other compensation as a finder or broker because of any act or omission by Seller or its Affiliates.

Condition of Assets

. Each tangible asset (whether owned or leased) included in the Purchased Assets has no material defects, is in good operating condition and repair (ordinary wear and tear excepted) for comparable assets in the industry, and is adequate and suitable in all material respects for its use in connection with the operation of the BOXR Platform or the ACTIA Platform.

Relationships with Affiliates

.  Except as set forth on Schedule 2.15, (a) the Purchased Assets do not include any Contracts to which Seller on the one hand and any of its Affiliates on the other hand, are party, and (b) neither Seller nor any Affiliate thereof possesses, directly or indirectly, any material financial interest in any Person which is a supplier, distributor, customer, licensor, licensee, lessor, lessee, or competitor of Seller with respect to the BOXR Platform or the ACTIA Platform.

Suppliers

.  Schedule 2.16 sets forth the ten (10) largest suppliers of the BOXR Platform and the ACTIA Platform, determined by purchases for the [***] (“Top Suppliers”).  Seller has not received any written notice since [***] that any Top Supplier has (i) has terminated, or may terminate its relationship with Sellers with respect to the BOXR Platform or the ACTIA Platform or (ii) has materially and adversely changed the pricing of its goods or services used by Seller in the BOXR Platform or the ACTIA Platform.

Tax Matters

.

(a)To the extent relating to the Purchased Assets or the BOXR Platform or the ACTIA Platform, Seller (i) has duly and timely filed (or has caused to be duly and timely filed) all income and other material Tax Returns required to be filed, and all such Tax Returns are true, complete and correct in all material respects and (ii) has timely paid or caused to be timely paid all material Taxes required to be paid (whether or not shown as due on any Tax Return).

(b)Seller has not received any written notice from any governmental body indicating any pending or proposed audit, claim, deficiency or assessment with respect to Taxes relating to the Purchased Assets or the BOXR Platform or the ACTIA

ACTIVE/104823866.3

Platform, and no unresolved deficiencies or additions to such Taxes have been proposed, asserted, or assessed in writing against Seller.

(c)There are no liens or other encumbrances for Taxes upon any of the Purchased Assets, except for Permitted Encumbrances.

(d)There are no Taxes of Seller or any of its Affiliates for which Buyer or any of its Affiliates could become liable as a result of the transactions contemplated by this Agreement.

(e)To the extent relating to the Purchased Assets or the BOXR Platform or the ACTIA Platform, Seller has complied in all material respects with all applicable laws relating to the collection or withholding of material Taxes (including sales Taxes or withholding of Taxes from the wages of employees) and has duly and timely withheld and paid over to the appropriate governmental body all material amounts required to be withheld and paid over under all applicable Tax laws.

(f)To the extent relating to the Purchased Assets or the BOXR Platform or the ACTIA Platform, Seller will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any prepaid amount or deferred revenue received on or prior to the Closing.

No Material Adverse Effect

.  There has been no Material Adverse Effect on the BOXR Platform or the ACTIA Platform since [***].

No Other Representations or Warranties

.  Seller hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Buyer nor any other person on behalf of Buyer makes any express or implied representation or warranty with respect to Buyer or with respect to any other information provided to Seller or any of its Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Buyer set forth in Section 3) neither Seller nor any of its Representatives, stockholders or members, has relied on any such information (including the accuracy or completeness thereof).

Section 3 - Representations and Warranties of Buyer

Buyer represents and warrants that the statements contained in this Section 3 true and correct as of the date hereof.

Organization

.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with full power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

Authorization and Non-Contravention

.  This Agreement and all agreements, documents and instruments, including and without limitation, the Transaction Documents, executed and delivered by Buyer pursuant hereto are valid and binding obligations of Buyer

ACTIVE/104823866.3

enforceable in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors and subject to general principles of equity.  Buyer has full right, authority, power and capacity to enter into this Agreement and all agreements, documents and instruments executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and all agreements, documents and instruments executed and delivered by Buyer pursuant hereto and the performance of the transactions contemplated by this Agreement and such other agreements, documents and instruments do not and will not:  (i) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) or loss of benefit under any provision of the Buyer’s organizational documents, or cause the creation of any Claim upon any of the assets of Buyer; (ii) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any Legal Requirement applicable to Buyer; (iii) require from Buyer or Seller any pre-closing or post-closing notice to, declaration or filing with, or consent or approval of any Governmental Authority or other Third Party; or (iv) violate or result in a violation of, or conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any Approval or material contract or agreement with any Third Party to which Buyer is a party or by which Buyer or its assets are bound or any permit, license, authorization or other obligation issued to Buyer by any Governmental Authority, in each case, other than such violations or conflicts that would not have a material adverse effect on Buyer or its ability to consummate the transactions contemplated by this Agreement.

No Brokers or Finders

.  No person has or will have, as a result of the transactions contemplated by this Agreement or the Transaction Documents, any right, interest or claim against or upon Seller or Buyer for any commission, fee or other compensation as a finder or broker because of any act or omission by Buyer.

Required Financing

.  Buyer currently has available to it, and will have at the Closing, sufficient unrestricted funds to pay the Closing Purchase Price in full, subject to the terms and conditions of this Agreement.

No Other Representations or Warranties

.  Buyer hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Seller nor any other person on behalf of Seller makes any express or implied representation or warranty with respect to Seller or with respect to any other information provided to Buyer or any of its Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Seller set forth in Section 2 (in each case as qualified and limited by the Disclosure Schedule)) neither Buyer nor any of its Representatives, stockholders or members, has relied on any such information (including the accuracy or completeness thereof).

Section 4 - Closing Conditions

Conditions to the Obligations of Buyer

.  The obligations of Buyer to purchase the Purchased Assets from Seller and to assume the Assumed Liabilities are subject to the fulfillment

ACTIVE/104823866.3

of the following conditions by Seller on or before the Closing (any or all of which may be waived in whole or in part by Buyer):

(a)Representations and Warranties.  The representations and warranties of Seller contained in this Agreement (other than the Fundamental Representations) shall be true and correct in all material respects, on and as of the Closing Date, with the same effect as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct in all material respects as of such date).  Each of the Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) on and as of the Closing Date, with the same effect as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date).

(b)Performance.  Seller shall have performed and complied in all material respects with all covenants, conditions and agreements required by this Agreement and each of the other Transaction Documents that are required to be performed or complied with by Seller on or before the Closing.

(c)Material Adverse Effect.  Since the date hereof, there shall not have occurred a Material Adverse Effect.

(d)Approvals; Third Party Consents.  The approvals, consents and/or waivers set forth on Schedule 4.1(d) shall have been received by Seller (and a copy thereof has been delivered to Buyer).

(e)Key Employees.  Each Key Employee shall have executed an employment agreement and other customary new hire documents with Buyer or an Affiliate of Buyer (the “Key Employee Agreements”), in each case effective on the Closing Date, and no such Key Employee shall have expressed an intention (whether formally or informally) in terminating their employment with the Buyer or Affiliate of Buyer following the Closing.

(f)[***].

(g)Closing Deliverables.  At the Closing, Seller shall have delivered, or shall have caused to be delivered, to Buyer, all in form and substance reasonably satisfactory to Buyer, the following:

(i)The General Assignment, Assumption and Bill of Sale substantially in the form attached here at Exhibit A (the “Bill of Sale”), duly executed by Seller;

(ii)A sublease agreement for the Lease, in substantially the form attached hereto as Exhibit B (the “Sublease”), duly executed by Seller;

ACTIVE/104823866.3

(iii)A Patent Assignment, in substantially the form attached hereto as Exhibit C (the “Patent Assignment”), duly executed by Seller;

(iv)An Escrow Agreement, in substantially the form attached hereto as Exhibit D (the “Escrow Agreement”), duly executed by Seller;

(v)A Restrictive Covenants Agreement, in substantially the form attached hereto as Exhibit E (the “Restrictive Covenants Agreement”), duly executed by Seller;

(vi)A Transition Services Agreement, in substantially the form attached hereto as Exhibit F (the “Transition Services Agreement”), duly executed by Seller;

(vii)A Cross-Covenant Not to Sue, in substantially the form attached hereto as Exhibit G (the “Cross-Covenant”), duly executed by Seller;

(viii)An Intellectual Property Assignment, in substantially the form attached hereto as Exhibit H (the “Intellectual Property Assignment”), duly executed by Seller;

(ix)With respect to Seller, a certificate pursuant to Treasury Regulations Section 1.1445-2(b), duly executed by Seller;

(x)Each Key Employee Agreement;

(xi)A certificate duly executed by the Chief Executive Officer of Seller certifying that:

(A)the conditions specified in Section 4.1(a), Section 4.1(b) and Section 4.1(c) have been fulfilled; and

(B)all documents to be executed by Seller and delivered at Closing have been executed by a duly authorized officer of Seller.

(h)No Litigation.  No action or Proceeding by or before any court, administrative body or Governmental Authority shall have been instituted or threatened (i) against Seller with respect to the Purchased Assets, or (ii) which seeks to enjoin, restrain or prohibit, or might result in damages in respect of, this Agreement or the other Transaction Documents, or consummation of the transactions contemplated by this Agreement and the other Transaction Documents.  No law or regulation shall be in effect and no Order shall have been entered in any action or Proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions contemplated in this Agreement.

(i)No Violation or Injunction.  The consummation of the transactions contemplated by this Agreement shall not be in violation of any law or regulation, and shall not be subject to any injunction, stay or restraining Order.

ACTIVE/104823866.3

Conditions to the Obligations of Seller

.  Seller’s obligations to sell, assign, convey, and deliver the Purchased Assets, or to cause the Purchased Assets to be sold, assigned, conveyed or delivered, as applicable, to Buyer are subject to the fulfillment of the following conditions by Buyer on or before the Closing (any or all of which may be waived in whole or in part by Seller):

(a)Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (without giving effect to any materiality, “material adverse effect” or similar qualifications contained therein), on and as of the Closing Date, with the same effect as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date), except in each case where any failure to be so true and correct would not prevent or delay Buyer’s ability to consummate the transactions contemplated hereby.

(b)Performance.  Buyer shall have performed and complied in all material respects with all covenants, conditions and agreements required by this Agreement and each of the other Transaction Documents to be performed or complied with by Buyer on or before the Closing.

(c)Closing Deliverables.  At the Closing, Buyer shall deliver, or shall have caused to be delivered, to Seller or the Escrow Agent, as applicable, the following:

(i)The Bill of Sale, duly executed by Buyer;

(ii)The Sublease, duly executed by Buyer;

(iii)The Patent Assignment, duly executed by Buyer;

(iv)The Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(v)The Restrictive Covenants Agreement, duly executed by Buyer;

(vi)The Transition Services Agreement, duly executed by Buyer;

(vii)The Cross-Covenant, duly executed by Buyer;

(viii)The Intellectual Property Assignment, duly executed by Buyer;

(ix)A certificate duly executed by a duly authorized officer of Buyer certifying that:

(A)the conditions specified in Section 4.2(a) and Section 4.2(b) have been fulfilled; and

ACTIVE/104823866.3

(B)all documents to be executed by the Buyer and delivered at Closing have been executed by a duly authorized officer of Buyer.

(x)The Closing Purchase Price, paid to Seller as described in Section 1.7; and

(xi)The Escrow Amount, deposited with the Escrow Agent as described in Section 1.7.

Section 5 – Covenants

The parties hereto covenant and agree as follows:

[Reserved]

.

Employee and Related Matters

.

Prior to the Closing, Buyer or an Affiliate of Buyer shall offer at will employment with Buyer or an Affiliate of Buyer to each individual listed on Schedule 5.2 (each, an “Offered Employee”), subject to Buyer’s or the Affiliate’s normal hiring procedures and background checks.  Such “at will” employment arrangements (each, an “Offer Letter”) will be contingent on the Closing and shall supersede any prior employment agreements and other arrangements in effect with respect to such employee and Seller or an Affiliate of Seller or with Buyer or an Affiliate of Buyer prior to the Closing Date (other than any proprietary rights, confidentiality, noncompetition and assignment of inventions agreements).  Each Offer Letter shall provide for an initial base salary and cash incentive compensation opportunities (excluding, for the avoidance of doubt, equity incentives) as were provided to such employee pursuant to any written Seller Employee Plan immediately prior to the Closing Date and health and welfare benefits that are no less favorable than those provided to similarly-situated employees of the Buyer.  Each of the Offered Employees who executes and delivers his or her acceptance of an Offer Letter within the deadline set forth in the Offer Letter and becomes an employee of Buyer or an Affiliate of Buyer, in addition to each of the Key Employees, shall be referred to herein as a “Continuing Employee.”  Seller hereby consents to the hiring and engagement by Buyer or its Affiliates of the Continuing Employees and any former Seller employees, and agrees not to assert against Buyer, any Continuing Employee or any former Seller employee any noncompetition, nonsolicitation, nondisclosure, or other restrictive covenant restrictions in connection with the hiring and engagement by Buyer or its Affiliates of the Continuing Employees and former Seller employees and operation of the Purchased Assets; provided, however, Seller does not waive any right to assert confidentiality obligations against Continuing Employees or former Seller employees with respect to any Excluded Assets.

(b)  Immediately prior to the Closing, Seller shall: (i) terminate the employment of each Continuing Employee, provided that such termination shall not cause, result in, or be deemed to be a termination of such Continuing Employee’s employment with Seller for the purposes of any entitlement to severance or other termination pay or benefits or any individual target bonus, retention bonus or similar bonus associated with the ending of any such Continuing Employee’s employment with Seller, and (ii) terminate

ACTIVE/104823866.3

agreements with all Seller Associates who are independent contractors or consultants.  Seller shall be solely responsible for, and Buyer shall have no obligations whatsoever for, any compensation or other amounts, including but not limited to hourly pay, commission, bonus, salary, fringe, sharing benefits or any severance, change of control, or other termination pay or benefits relating to the service of any current or former Seller Associate (including the Continuing Employees) to Seller or otherwise payable due to the ending of any employment, independent contractor or other relationship with any current or former Seller Associate (including the Continuing Employees) prior to, on, or in connection with the Closing.  Buyer or any Affiliate of Buyer shall treat and use commercially reasonable efforts to cause the applicable benefit plans to treat the service of the Continuing Employees with Seller attributable to any period before the Closing as service rendered to Buyer or an Affiliate of Buyer following the Closing for purposes of eligibility and vesting under the Buyer’s vacation program, health or welfare plan(s) and the Buyer’s defined contribution plans, except where credit would result in duplication of benefits.  Without limiting the foregoing, to the extent that any Continuing Employee participates in any health or other group welfare benefit plan of the Buyer or any Affiliate of Buyer following the Closing (a “Buyer Welfare Plan”), Buyer or its Affiliates shall use commercially reasonable efforts to cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under the Buyer Welfare Plan to be waived with respect to the Continuing Employee and his or her dependents to the extent waived under the corresponding plan of Seller in which the Continuing Employee participated immediately prior to Closing.

(c)Nothing contained in this Section 5.2, express or implied, (x) is intended to confer upon any Continuing Employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any benefit plan, (y) shall alter or limit Seller’s, Buyer’s or any of their respective Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement or (z) is intended to, or will confer, upon any individual (including employees, retirees or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.

(d)Buyer and Seller agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53, 2004-34 I.R.B. 320 (Aug. 18, 2004) for wage reporting with respect to any Continuing Employees.

Tax Matters

.

(a)Seller and Buyer shall each be liable for and shall hold the other Party harmless against fifty percent (50%) of any transfer, documentary, recording, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes and fees, including any penalties and interest thereon, that become payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”).  The Party that is required by applicable Legal Requirements to file any Tax Returns in connection with Transfer Taxes described in the immediately preceding sentence shall prepare and timely file such Tax Returns.  Following the payment by Buyer or Seller of any such Transfer Taxes, Buyer or Seller, as applicable, shall notify the other Party of such

ACTIVE/104823866.3

payment and such Party shall promptly reimburse Buyer or Seller, as applicable, for the amount of such Transfer Taxes required to be borne by such Party under this Section 5.3(a).

(b)Subject to Section 5.3(a), all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period ending on and including the Closing Date (the “Pre-Closing Apportioned Period”) and the number of days of such taxable period beginning from the day after the Closing Date through the end of such taxable period (the “Post-Closing Apportioned Period”).  Schedule 5.3(b) sets forth a complete and accurate list of any Apportioned Obligations known to Seller as of the Closing Date, including the amount of each such Apportioned Obligation.  Seller shall be liable for the proportionate amount of Apportioned Obligations that is attributable to the Pre-Closing Apportioned Period.  Buyer shall be liable for the proportionate amount of the Apportioned Obligations that is attributable to the Post-Closing Apportioned Period.  Within [***] after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.3(b) (which shall take into account, any Taxes previously overpaid by a party) together with such supporting evidence as is reasonably necessary to calculate such amount to be reimbursed.  Such amount shall be paid by the Party owing it to the other Party within [***] after delivery of such statement.  Thereafter, Buyer shall notify Seller upon receipt of any bill for real property Taxes, personal property Taxes or similar ad valorem obligations relating to the Purchased Assets, part or all of which are attributable to the Pre-Closing Apportioned Period, and shall promptly deliver such bill to Seller who shall pay the same to the appropriate Governmental Authority; provided that if such bill also relates to the Post-Closing Apportioned Period, Seller shall remit, prior to the due date of assessment, to Buyer payment only for the proportionate amount of such bill that is attributable to the Pre-Closing Apportioned Period.  If either Seller or Buyer shall make a payment for which it is entitled to reimbursement under this Section 5.3(b) the party that is liable for such payment pursuant to this Section 5.3(b) shall make such reimbursement promptly but in no event later than [***] after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.  Any Tax refunds, credits or overpayments attributable to real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets shall be apportioned between Buyer and Seller in accordance with the apportionment provided in this Section 5.3(b).

(c)The parties shall cooperate in good faith, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns, and any audit, litigation or other Proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Proceeding.

[Reserved]

.

ACTIVE/104823866.3

[Reserved]

.

Section 6 – Additional Covenants

The parties hereto covenant and agree as follows:

Payments with Respect to Purchased Assets

.  Seller shall promptly remit to Buyer, within [***] of receipt, all monies received by Seller or its Affiliates (to the extent related to the BOXR Platform or the ACTIA Platform) following the Closing Date in payment for any Purchased Assets acquired by Buyer pursuant to this Agreement.  Payments remitted to Buyer pursuant to this Section 6.1 shall be in the form received by Seller or its Affiliates.

Confidentiality

.  From and after the Closing, Seller and its Affiliates agree not to disclose to any Person other than representatives of Buyer and Seller’s legal counsel, or use in any way, any information not generally known to the trade or public or of a confidential or proprietary nature relating to the BOXR Platform or the ACTIA Platform, the Purchased Assets, the Assumed Liabilities or Buyer, including any such information relating to any products, properties, methods, designs, know-how, inventions, improvements, Trade Secrets, suppliers, customers, or customers’ requirements.

Press Releases and Public Announcements

.  Buyer and Seller shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Legal Requirements, court process or the rules and regulations of any national securities exchange or national securities quotation system.

Joint Intellectual Property Assets

. Effective as of the Closing Date, Buyer hereby agrees that it shall not, directly or indirectly, use, or permit any Affiliates or any Third Party to use, any Joint Intellectual Property Assets to research, develop, make, have made, use, sell, have sold, import and export products developed using the ACTR Platform.  Effective as of the Closing Date, Seller hereby agrees that it shall not, directly or indirectly, use, or permit any Affiliates or any Third Party to use, any Joint Intellectual Property Assets to research, develop, make, have made, use, sell, have sold, import and export products developed using the BOXR Platform or ACTIA Platform.

Buyer Guarantor

.

(a)As consideration for the benefits that Buyer Guarantor will receive as a result of Seller executing this Agreement, and to induce Seller to enter into this Agreement, Buyer Guarantor hereby guarantees to Seller the due and punctual payment by Buyer when and as due of its payment obligations under, and in accordance with, Sections 1.7 and 1.9.  Notwithstanding anything to the contrary herein, Buyer Guarantor’s maximum aggregate liability under this Agreement shall not exceed [***].

(b)Buyer Guarantor represents and warrants to Seller that the guarantee by Buyer Guarantor hereunder constitutes the legal, valid and binding agreement of Buyer

ACTIVE/104823866.3

Guarantor enforceable against it in accordance with the terms of this Section 6.5, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equity principles.  Buyer Guarantor further represents and warrants that it is the legal and beneficial owner of all of the outstanding equity of Buyer.

(c)The guarantee provided by this Section 6.5 is a guarantee of payment and not of collection.  In the event of any proceeding involving this Section 6.5, the prevailing party shall be entitled to recover its reasonable out of pocket expenses, including reasonable attorneys’ fees incurred in connection with such proceeding.

Enforcement of Certain Obligations

.  From and after the Closing, upon the request of Buyer and at Buyer’s expense, Seller shall (and shall cause its Affiliates to) enforce any and all rights of Seller, for the benefit of the Buyer, under any Contract that is not an Acquired Contract against any Third Party arising out of the breach of such Contract to which such Third Party is bound in respect of any of the Purchased Assets.

Access to Books and Records

.  From the date of this Agreement until the Closing Date, Seller shall, and shall cause its Affiliates to, afford to representatives of Buyer reasonable access during normal business hours, upon reasonable advance notice, to the properties, books, records and personnel of Seller and their Subsidiaries to the extent related to the BOXR Platform or the ACTIA Platform; provided, however, that neither Sellers nor any of their Subsidiaries shall be required to violate any obligation of confidentiality to which Seller or any of its Subsidiaries may be subject in discharging its obligations pursuant to this Section 6.7.

Misallocated Assets

.  If, following the Closing, any right, property or asset is found to be a Purchased Asset is found to have been retained by Seller or any of its Affiliates in error, either directly or indirectly (including in preparation for the separation of the BOXR Platform or the ACTIA Platform from Seller), (i) Seller shall transfer, or shall cause its applicable Affiliate to transfer, at no cost to Buyer, such right, property or asset as soon as reasonably practicable to Buyer and Buyer shall accept such Purchased Asset, and (ii) Buyer and Seller shall execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such Purchased Asset.  If, following the Closing, any Personal Property or Contracts are found to be exclusively related to the BOXR Platform or the ACTIA Platform but were not listed on Schedule 1.1(a) or Schedule 1.1(b), respectively, (i) Seller shall transfer, or shall cause its applicable Affiliate to transfer, at no cost to Buyer, such Personal Property and Contracts as soon as reasonably practicable to Buyer and Buyer shall accept such Personal Property and Contracts, and (ii) Buyer and Seller shall execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such Personal Property and Contracts, and any such Contracts shall be Acquired Contracts for purposes of this Agreement as of the date of such transfer.

Delivery of Transferred Assets; Transfer of Emails

.

(a)Except as set forth on Schedule 6.9(a), (i) subject to clause (ii) of this Section 6.9(a), within [***] after the Closing, Seller shall, or shall cause its applicable

ACTIVE/104823866.3

Affiliate to, deliver to Buyer the Purchased Assets, and (ii) within [***] of Buyer’s request for delivery to Buyer, Seller shall, or shall cause its applicable Affiliate to, deliver to Buyer all electronic records and files constituting Purchased Assets, in each case, at Seller’s expense and in accordance with Buyer’s instructions and sound business practice.  For clarity, Buyer shall have right to request Seller to confirm delivery of the Purchased Assets.

(b)Within [***] after the Closing, Seller shall, or shall cause its applicable Affiliate to, deliver to Buyer one copy of a USB or DVD-ROM or other electronic file containing a true, correct and complete copy of all email messages (both received and sent) of the employees of Seller (excluding employees in its human resources, finance and business development departments) that are related to the BOXR Platform and the ACTIA Platform and are either internal communications among such Seller employees or are communications between such Seller employees and the FDA or Third Parties that are parties to Assigned Contracts (excluding, in each case, communications related to human resources, finance and business development), and, following the Closing, Seller shall conduct from time to time within [***] of Buyer’s request, at no cost to Buyer, a search of all email messages (both received and sent) of the employees of Seller (excluding employees in its human resources, finance and business development departments) using certain mutually agreed upon search parameters (including communications between such Seller employees and Third-Party vendors of Seller to the extent Buyer identifies such vendors and provides a legitimate business purpose for access to such communications) and will transfer to Buyer any such email messages that meet such parameters.  In no event shall Seller be required to deliver copies of email messages which are subject to the confidentiality restrictions of Seller or Third Parties or which are subject to attorney-client privilege.

Preservation of Dataroom

.  Seller shall deliver to Buyer one copy of a USB or DVD-ROM containing a true, correct and complete copy of the materials in the Donnelley Financial Solutions Venue electronic data room sponsored by Seller no more than [***] after the Closing Date.

Section 7 – Reserved

Section 8 - Indemnification

Indemnification by Seller

.  From and after the Closing, Seller shall indemnify Buyer and its Affiliates and their respective directors, managers, officers, agents, Representatives, employees, successors and assigns (each, a “Buyer Indemnified Party”), against and hold them harmless from any Losses suffered, sustained or incurred by any such Buyer Indemnified Party to the extent resulting from or arising out of (a) any breach of or inaccuracy in any representation or warranty of Seller contained in this Agreement or in any other Transaction Document or in any certificate or instrument delivered pursuant hereto or thereto (other than the Fundamental Representations), (b) any breach of or inaccuracy in any Fundamental Representation, (c) any breach of any covenant of Seller contained in this Agreement or any other Transaction Document, or (d) any Excluded Liability.

ACTIVE/104823866.3

Indemnification by Buyer

.  From and after the Closing, Buyer shall indemnify Seller and its Affiliates and their respective directors, managers, officers, agents, Representatives employees, successors and assigns (each, a “Seller Indemnified Party”), against and hold them harmless from any Losses suffered, sustained or incurred by any such Seller Indemnified Party to the extent resulting from or arising out of (a) any breach of any representation or warranty of Buyer contained in this Agreement or in any other Transaction Document or in any certificate or instrument delivered pursuant hereto or thereto, (b) any breach of any covenant of Buyer contained in this Agreement or any other Transaction Document, or (c) any Assumed Liability.

Limitations on Liability

.

(a)The Buyer Indemnified Parties shall not be entitled to any indemnification until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 8.1(a) exceeds an amount equal to U.S. $[***] (the “Deductible”), and then only to the extent such aggregate amount exceeds the Deductible; provided, however, that the Deductible shall not apply to, and the Buyer Indemnified Parties shall be entitled to indemnification under this Agreement for any indemnifiable Loss resulting from, fraud or any breach of the Fundamental Representations.

(b)The aggregate maximum indemnifiable liability of Seller pursuant to Section 8.1(a) and the Buyer pursuant to Section 8.2(a) shall be limited to [***] (the “Cap”).  Notwithstanding anything to the contrary herein, the Cap shall not apply to breaches of the Fundamental Representations or to any claim for fraud.  Notwithstanding anything to the contrary herein, other than with respect to claims for (i) fraud, (ii) any Excluded Liability, (iii) claims for indemnifiable Losses made under Section 8.1(c) or Section 8.2(b) for breach of any covenant contained in the Excluded Agreements, or (iv) claims for indemnifiable Losses made under Section 8.1(c) or Section 8.2(b) for breach of Section 6.2 (Confidentiality) or Section 6.4 (Joint Intellectual Property Assets), the maximum liability of either Buyer or Seller under this Section 8 shall not exceed [***].

(c)The amount of any Losses subject to indemnification under Section 8.1 or Section 8.2 shall be calculated net of any insurance proceeds actually received by the Indemnified Party or any indemnification paid by any Third Party on account of such Losses (in each case, net of any costs and expenses, deductibles and increase in premiums incurred by an Indemnified Party in connection with enforcement and collection of such amounts).

(d)Notwithstanding anything contained in this Agreement or elsewhere to the contrary, “material” and “Material Adverse Effect” or similar materiality type qualifications in the representations and warranties set forth in this Agreement (including any definitions referenced therein) shall be disregarded and not given any effect for purposes of the indemnification provisions in this Section 8, including for purposes of determining whether or not a breach or inaccuracy of a representation or warranty has occurred and determining the amount of any Losses.

(e)Any Loss for which any Indemnified Party is entitled to indemnification under Section 8.1 or Section 8.2 shall be determined without duplication

ACTIVE/104823866.3

of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty or covenant or under any indemnity hereunder.

(f)Notwithstanding any provision herein, neither Seller nor Buyer, nor any of their respective Affiliates, shall in any event be liable for any punitive damages in connection with any damages arising hereunder, except on account of any indemnity obligation set forth in Section 8.1 or 8.2 to the extent punitive damages are actually awarded to a Third Party in connection with a Third Party claim.

(g)The Parties acknowledge and agree that, should the Closing occur, each Party’s sole and exclusive monetary remedy with respect to claims arising hereunder or under any Transaction Document (other than claims of, or causes of action arising from, fraud, the Excluded Agreements, or (iv) breach of Section 6.2 (Confidentiality) or Section 6.4 (Joint Intellectual Property Assets)) shall be pursuant to the indemnification provisions set forth in this Section 8.  Notwithstanding anything to the contrary herein, the existence of this Section 8 and of the rights and restrictions set forth herein do not limit any legal remedy against a Party based on fraud, for breaches of any covenants to be performed at or following the Closing, or under Section 10.10.

Survival

.  The representations and warranties made by any Party in this Agreement or the other Transaction Documents shall survive (and not be affected in any respect by) the Closing until the date that is [***] following the Closing; provided that the Fundamental Representations and the representations and warranties set forth in Section 2.17 (Tax Matters) shall survive the Closing until the date that is [***] after the latest expiring applicable statute of limitations (including any waivers or extensions thereof) to which the underlying matter relates; provided, however, that any claim made in compliance with this Section 8 within the time periods set forth in this Section 8.4 shall survive until such claim is finally and fully resolved.  The covenants and agreements contained in this Agreement shall survive the Closing in accordance with their respective terms, and the period during which a claim for indemnification may be asserted in connection therewith shall survive the Closing until [***] following the latest expiring statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters. For purposes of this Section 8.4, “applicable statute of limitations” means, with respect to any particular representation or warranty, the longest limitation period that may apply (under any law) to any claim or action (asserted or brought by any Buyer Indemnified Party against Seller, by any party against Seller or any of its subsidiaries, or by or against any other Person) that relates in any way to such representation or warranty or that constitutes, gives rise to or relates in any way to any actual or alleged inaccuracy in or breach of such representation or warranty. For the avoidance of doubt, where any survival period that extends beyond [***] following the Closing (including any “applicable statute of limitations” survival period) would otherwise be limited by 10 Del. C. § 8106(a), the parties intend that 10 Del. C. § 8106(a) shall not be given effect and 10 Del. C. § 8106(c) shall apply.

Claims for Indemnification

.

(a)Subject to the terms of this Section 8.5, any Buyer Indemnified Party or Seller Indemnified Party (collectively, the “Indemnified Parties”, or each individually, an “Indemnified Party”) may make claims for indemnification hereunder by giving

ACTIVE/104823866.3

prompt written notice thereof to Seller, in the case of claims made by a Buyer Indemnified Party, or to Buyer, in the case of claims made by a Seller Indemnified Party (such notice, a “Claim Notice”).  If, in the case of indemnification pursuant to Section 8.1, recovery is sought against the Escrow Fund, deliver a written notice to the Escrow Agent in accordance with the procedures set forth in the Escrow Agreement.  If indemnification is sought for a claim by or in respect of any Third Party (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice to Seller or Buyer, as the applicable Indemnifying Party, as soon as is practicable and in any event within [***] of the time that such Indemnified Party learns of such claim; provided, however, that the failure to do so shall not relieve the party with the indemnification obligation hereunder (each an “Indemnifying Party”, and collectively, the “Indemnifying Parties”) from any Liability except to the extent that it is materially prejudiced by the failure or delay in giving such notice.  Such Claim Notice shall state all of the information then available regarding the amount and nature of such claim (to the extent practicable) and, if applicable, shall specify the representation, warranty or covenant to which such item is related.  An Indemnified Party may update a Claim Notice from time to time to reflect any change in circumstances following the date thereof.

(b)If Buyer or Seller, as applicable, shall not object in writing within the [***] period after receipt of a Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to object shall be an irrevocable acknowledgment by Buyer or Seller, as applicable, that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Claim Notice and such amounts shall be recovered by the Indemnified Party from the Escrow Fund (in the event the Indemnified Party is a Buyer Indemnified Party) or directly from the Indemnifying Party, subject to the limitations set forth in this Section 8.

(c)In the event that Buyer or Seller, as applicable, shall timely deliver an Indemnification Claim Objection Notice in accordance with Section 8.5(b), the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims.  If Buyer or Seller, as applicable, and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties and the amount of agreed upon Losses shall be recovered by the Indemnified Party from the Escrow Fund (in the event the Indemnified Party is a Buyer Indemnified Party) or directly from the Indemnifying Party.

(d)If no such agreement can be reached after good faith negotiation and within [***] after delivery of an Indemnification Claim Objection Notice, the Indemnified Party shall be entitled to pursue all remedies available to it under this Agreement or otherwise under Legal Requirements or equity with respect to such claims (in each case subject to the terms and limitations set forth in this Section 8), and in the event it is finally determined that the Indemnified Party is entitled to certain Losses, the amount of the finally determined Losses shall be recoverable by the Indemnified Party from the Escrow Fund (in the event the Indemnified Party is a Buyer Indemnified Party) or directly from the Indemnifying Party.

ACTIVE/104823866.3

Third Party Claims

.   In the case of any Third Party claim, Seller or Buyer, whichever is the Indemnifying Party, shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim at its own expense (subject to the limitations set forth in this Section 8).  If Seller or Buyer, as applicable, elects to assume the defense of any such claim, Seller or Buyer, as applicable, shall consult with the Indemnified Party for the purpose of allowing the Indemnified Party to participate in such defense.  If Seller or Buyer, as applicable, elects not to defend or if, after commencing or undertaking any such defense, Seller or Buyer, as applicable, fails to diligently prosecute or withdraws from such defense, the Indemnified Party shall have the right to undertake the defense.  The Indemnifying Party shall not be entitled to assume control of such defense if (i) the third-party claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation, investigation or any other matter involving a Governmental Authority; (ii) the third-party claim seeks an injunction or equitable relief against the Indemnified Party; (iii) other than with respect to a claim under Section 8.1(d), the Indemnifying Party is Seller and the Third Party claim is asserted directly by or on behalf of a Person that is a supplier or customer of the BOXR Platform or the ACTIA Platform, (iv) if determined adversely, could reasonably be expected to result in Losses in excess of the then available Escrow Fund or applicable limitations set forth in this Section 8, or (v) involves a reasonable likelihood, in the judgment of counsel to the Indemnified Party, of a material conflict of interest between the Indemnifying Party and the Indemnified Party.  If Seller or Buyer, as applicable, does not so assume control of such defense, the Indemnified Party shall be the Controlling Party.  The party not controlling such defense (the “Non-controlling Party,” and the party controlling such defense, the “Controlling Party”) may participate therein at its own expense, which expense shall not be recoverable as part of any indemnification claim; provided that, if the Non-controlling Party is the Indemnified Party, if in the reasonable written opinion of counsel there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, then the Indemnifying Party shall be liable for the reasonable fees and expenses of one counsel to the Indemnified Party in connection with such defense.  The Non-controlling Party shall provide the Controlling Party and its counsel with access to its records and personnel relating to any such claim during normal business hours and shall otherwise cooperate with the Controlling Party in the defense or settlement thereof.  If the Controlling Party elects to direct the defense of any such claim, the Non-controlling Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted Liability unless the Controlling Party consents in writing to such payment.  If the Controlling Party assumes the defense of any such claim and proposes to settle such claim prior to a final judgment thereon or to forego any appeal with respect thereto, then the Controlling Party shall give the Non-controlling Party prompt written notice thereof, and the Non-controlling Party shall have the right to participate in and approve (such approval not to be unreasonably withheld, conditioned or delayed to the extent any settlement (i) solely involves payment in full by the Indemnifying Party and a full release of the Indemnified Party and (ii) does not involve any admission by any Indemnified Party of breach, violation or wrongdoing or involve any future covenants of the Indemnified Party, other than covenants of confidentiality relating to the terms of such settlement) the settlement or assume or reassume the defense of such claim or proceeding.

Escrow Fund Release

.

(a)On the date which is [***] following the Closing Date (“Escrow Release Date”), and in accordance with joint instructions to the Escrow Agent, the Escrow

ACTIVE/104823866.3

Amount (net of any amounts that have been paid out of the Escrow Fund to the Buyer Indemnified Party since the Closing Date and any amounts in respect of unsatisfied claims described in the proviso of this sentence (the “Escrow Release Amount”)) shall promptly be delivered to Seller, provided, that, the Escrow Fund shall not terminate with respect to any amount which is reasonably necessary to satisfy any unsatisfied claims specified in any Claim Notice to the Escrow Agent and Seller on or prior to the Escrow Release Date, with respect to facts and circumstances existing on or prior to the Escrow Release Date.  As soon as all such claims have been resolved, the Escrow Agent shall, in accordance with joint instructions to the Escrow Agent, deliver the remaining portion of the Escrow Release Amount to Seller; provided, however, that in no event shall any portion of the Escrow Fund be released if, after giving effect to such release, there would not be sufficient funds in the Escrow Fund to satisfy any unsatisfied claims specified in any such Claim Notice delivered to the Escrow Agent and Seller on or prior to the Escrow Release Date.

Right of Set-Off

.

(a)Buyer is expressly authorized, but shall not be obligated, to set off any Losses for which it is entitled to indemnification hereunder, following final resolution of the relevant indemnification claims as agreed among the relevant Buyer Indemnified Parties and Seller or pursuant to a final non-appealable order or judgment by a court of competent jurisdiction, against any Milestone Payment (directly or indirectly through the Buyer, Buyer Guarantor or any other paying agent) following the Closing.

(b)Notwithstanding Section 8.8(a) or Section 1.9, if at the time any Milestone Payment is due and payable there shall be any outstanding Claim Notice, the amount of Losses with respect to which shall not have been finally determined, then Buyer shall be entitled, but shall not be required, to withhold from such Milestone Payment the amount of Losses the Buyer Indemnified Party reasonably estimates to be subject to such indemnification claim and that is set forth in the Claim Notice. If the final amount of Losses for such indemnification claim is less than the amount withheld from such Milestone Payment for such claim, then Buyer Indemnified Party shall promptly, and in any event within [***] following the final determination of the amount of such Losses, deliver the difference to Seller.  If the final amount of Losses for such indemnification claim exceeds the amount by which such Milestone Payment was reduced for such claim, Buyer shall continue to be entitled to indemnification for the amount of such excess pursuant to the terms and conditions of this Section 8.

Tax Treatment

.   For all Tax purposes, Buyer and Sellers agree to treat (a) any payment of additional amounts pursuant to Section 1.9 and (b) any indemnity payment pursuant to this Agreement as an adjustment to the Total Consideration unless otherwise required by applicable law.

Section 9 - Definitions

Certain Definitions

.  For purposes of this Agreement, the following terms shall have the following meanings:

ACTIVE/104823866.3

(a)“ACTIA Platform” means the Autologous Cell Therapy Industrial Automation (“ACTIA”) technology of Seller.

(b)“ACTR Platform” means the Antibody-Coupled T cell Receptor (“ACTR”) technology of Seller.

(c)“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

(d)“Approval” means any (i) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement or (ii) right under any Contract with any Governmental Authority, in each case issued or required to be issued for the conduct of the BOXR Platform or the ACTIA Platform.

(e)“BOXR Platform” means the Bolt-On Chimeric Receptor platform technology of Seller, which is developed to discover novel transgenes that can be co-expressed with chimeric-targeting receptors to improve T cell functionality in the solid tumor microenvironment by incorporating a “bolt-on” transgene to overcome resistance of the solid tumor microenvironment to T cell attack.

(f)“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in the State of New York.

(g)“Cash” means the consolidated cash, cash equivalents and marketable securities of Seller computed as of the close of business of Seller on the day prior to the Closing Date in accordance with GAAP.

(h)“Closing Purchase Price” shall mean U.S. $8,100,000.

(i)“Contract” means any agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, understanding, arrangement, commitment, promise or other legally binding commitment to enter into any of the foregoing to which Seller or any of its Subsidiaries are a party or by which Seller’s or any of its Subsidiaries’ assets are bound.

(j)“COPR Platform” means Seller’s Cell On-site Processing (“COPR”) technology.

(k)“Effect” means any effect, change, event, circumstance, or development.

ACTIVE/104823866.3

(l)“Entity” means any corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

(m)“Escrow Account” means the escrow account established pursuant to the Escrow Agreement to hold the Escrow Fund.

(n)“Escrow Agent” means Citibank, N.A.

(o)“Escrow Amount” means U.S. $[***].

(p)“Escrow Fund” means the Escrow Amount together with any interest and other amounts that may be earned thereon, as reduced by amounts released from the Escrow Account from time to time in accordance with the terms hereof and the Escrow Agreement.

(q)“Excluded Agreements” means the Restrictive Covenants Agreement, the Sublease, the Transition Services Agreement, and the Cross-Covenant Not to Sue.

(r)“Existing Regulatory Filings” means the Regulatory Documentation that exclusively relate to the BOXR Platform or the ACTIA Platform, as identified in Schedule 9.1(r).

(s)“Fundamental Representations” means those representations and warranties contained in Section 2.1 (Organization), Section 2.2 (Authorization and Non-Contravention), the first sentence of Section 2.3(a) (Title to Properties), Section 2.5 (Intellectual Property), Section 2.12 (CFIUS) and Section 2.13 (No Brokers or Finders).

(t)“GAAP” means U.S. generally accepted accounting principles, in the United States, as in effect from time to time, consistently applied throughout the periods involved.

(u)“Governmental Authority” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, supra-national or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (iv) self-regulatory organization (including Nasdaq).

(v)[***].

(w)“IND” means (i) any investigational new drug application, as defined in 21 C.F.R. § 312.3(b) (or any successor statute or regulation, as updated from

ACTIVE/104823866.3

time to time) or any comparable application filed with the applicable Regulatory Authority in a given country or regulatory jurisdiction, the filing of which is necessary to commence or conduct clinical testing of a product in humans in such country or jurisdiction, and (ii) all supplements and amendments that may be filed with respect to the foregoing.

(x)“Indebtedness” means, without duplication, (i) any indebtedness for borrowed money (including the issuance of any debt security) to any Person, (ii) any obligations evidenced by notes, bonds, debentures or similar Contracts (as defined below) to any Person, (iii) any obligations for the deferred purchase price of property, goods or services to any Person, (iv) any capital lease obligations properly categorized as such under GAAP to any Person, (v) any obligations in respect of letters of credit and bankers’ acceptances, or (vi) any guaranty of any such obligations described in clauses (i) through (vi) of any Person, in each case, together with all interest, fees and penalties relating to any of the foregoing.

(y)“Intellectual Property Assets” means: (i) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (ii) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging designs, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (iii) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (iv) rights in know-how, trade secrets, confidential or proprietary information, Regulatory Documentation, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); (v) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (vi) all goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against Third Parties.

(z)“Inventory” means raw materials (including all bulk drug substance for the Programs), work-in-progress raw materials, components, supplies, proteins, antibodies, cells, working and master cells, cell lines, cell banks, and other biological materials, in each case, exclusively related to the Programs or the BOXR Platform or the ACTIA Platform.

(aa)“Kiq Platform” means the precision kinase inhibitor technology of Seller, including PLX9486 and PLX0206.

(bb)“Knowledge” means the actual knowledge of any of [***] in each case, after due inquiry of any Person who reasonably would be expected to have such Knowledge in the ordinary course of the performance of such Person’s duties and responsibilities to Seller.

ACTIVE/104823866.3

(cc)“Legal Requirement” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

(dd)“Liability” means any liability, debt, obligation, commitment, duty, responsibility, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

(ee)“Loss” and “Losses” means losses, Liabilities, Taxes, damages, interest, awards, judgments, settlement payments, penalties, fines, costs, fees and expenses, including costs of investigation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable attorneys’ and accountants’ fees and expenses.

(ff)“Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the Purchased Assets or the business, financial condition, assets, liabilities or results of operations of the BOXR Platform or ACTIA Platform, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (i) the announcement of the Agreement or the pendency of the transactions contemplated hereby, (ii) any change in the stock price or trading volume of Seller’s Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Seller’s Common Stock may be taken into account in determining whether a Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (iii) the taking of any action, or the failure to take any action, by Seller that is required to comply with the terms of the Agreement or the taking of any action expressly permitted by Section 5.1, (iv) any natural disaster or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world, (v) any change in GAAP or applicable Legal Requirement or the interpretation thereof or (vi) general economic or political conditions or conditions generally affecting the industries in which Seller operates; except, in each case with respect to clauses (iv), (v) and (vi), to the extent disproportionately affecting the BOXR Platform and ACTIA Platform or Purchased Assets, taken as a whole, relative to other similarly situated companies in the industries in which Seller operates.

(gg)“Milestone Patents” means any [***].

(hh)“Nasdaq” means The Nasdaq Stock Market.

ACTIVE/104823866.3

(ii)“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

(jj)“Permitted Encumbrance” means (i) any statutory liens for current Taxes not yet due and payable, (ii) minor imperfections of title or similar encumbrance that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially impair the value of the Purchased Assets or materially interfere with the continued use of the Purchased Assets, (iii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, and (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor or materials arising or incurred in the ordinary course of business.

(kk)“Person” means any individual, Entity or Governmental Authority.

(ll)“Platform” means the research, development, regulatory, manufacturing, exploitation and all other activities (including all pre-clinical study and clinical trial activities) of Seller or any Subsidiary of Seller to the extent related to the BOXR Platform or the ACTIA Platform, the Programs and the Products, any and all precursors, derivatives and conjugates of the Products, but excluding, for the avoidance of doubt, Seller’s ACTR platform technology and PLX9486 technology.

(mm)“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

(nn)“Products” means the product candidates being researched or developed using the BOXR Platform or the ACTIA Platform, including Seller’s product candidate known as BOXR1030 which targets GPC-3 and contains the GOT2 transgene and [***] which targets [***].

(oo)“Programs” means any and all preclinical and clinical programs that relate to the BOXR Platform or the ACTIA Platform, including Seller’s BOXR1030 program.

(pp)“Regulatory Approval” means, in a particular country or regulatory jurisdiction, any and all approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority or any other Governmental Authority (including INDs, product approvals, pricing approvals, import permits, and, in each case any supplements and amendments thereto) necessary or useful for the testing, commercial manufacture, distribution, marketing, promotion, offer for sale, use, import, export and sale of any compound or (bio)pharmaceutical product in a given country or regulatory jurisdiction.

ACTIVE/104823866.3

(qq)“Regulatory Approval Application” means an application submitted to the appropriate Regulatory Authority seeking Regulatory Approval of a Product in a country, including INDs and NDAs (new drug applications).

(rr)“Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable supranational, national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in granting Regulatory Approval for a product in such country or regulatory jurisdiction, including without limitation, the FDA.

(ss)“Regulatory Documentation” means any and all (i) applications, registrations, licenses, authorizations and approvals, and non-clinical and clinical study authorization applications or notifications (including all INDs, Regulatory Approval Applications, Regulatory Approvals and amendments and supplements to any of the foregoing and all supporting files, writings, data, studies and reports) prepared for submission to a Regulatory Authority or any other Governmental Authority with a view to the obtaining or maintaining of any Regulatory Approval, (ii) substantive correspondence to or with the FDA, any Regulatory Authority or any other Governmental Authority, (iii) pharmacovigilance databases, adverse drug experience reports and associated documents, and investigations of adverse drug experience reports, and (iv) non-clinical, clinical and other data contained or referenced in or supporting any of the foregoing.

(tt)“Representatives” means directors, officers, employees, managers, agents, attorneys, accountants, investment bankers, advisors and representatives.

(uu)“Seller Intellectual Property Assets” means all Intellectual Property Assets owned or in-licensed by Seller or any of its Affiliates and used or held for use by Seller or any of its Affiliates, but excluding any Excluded Assets.  “Seller Intellectual Property Assets” includes the Products, Seller Patents, Seller Marks, Seller know-how, and Seller Copyrights.

(vv)“Specified Claim” means a [***].

(ww)“Subsidiary” of a Person means any corporation having more than fifty percent (50%) of whose outstanding voting securities, or any partnership, limited liability company joint venture or other entity having more than fifty percent (50%) of whose total equity interest, is directly or indirectly owned by such Person.

(xx)“Tax” or “Taxes” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax or similar charge (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, interest or additional amount imposed by a Governmental Authority with respect thereto (or attributable to the nonpayment thereof).

ACTIVE/104823866.3

(yy)“Tax Return” means any return (including any information return), report, statement, declaration, claim or refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

(zz)“Third Party” means any Person other than Seller, Buyer or one of their respective Affiliates.

(aaa)“Total Consideration” shall mean an amount equal to (i) the Closing Purchase Price, plus (ii) the aggregate amount of any Milestone Payments if and when payable pursuant to Section 1.9.

(bbb)“Transaction Documents” means this Agreement and any schedules or exhibits thereto, including, but not limited to, the Bill of Sale, the Sublease, the Patent Assignment, the Intellectual Property Assignment, the Escrow Agreement, the Restrictive Covenants Agreement, the Transition Services Agreement and any other agreements, instruments and documents required to be delivered at the Closing.

(ccc)“Transferred Records” means all books, records and recorded information maintained by Seller or any of its Affiliates (including any copies (electronic or otherwise, including e-mail messages containing such information) thereof) as of the Closing Date that exclusively relate to the BOXR Platform or the ACTIA Platform, including those listed on Schedule 1.1(e).

(ddd)“Transferred Regulatory Documentation” means (i) all Existing Regulatory Filings and (ii) all other Regulatory Documentation owned by Seller or any of its Affiliates (including any copies (electronic or otherwise) thereof) that exclusively relates to the BOXR Platform or the ACTIA Platform.

(eee)“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

Other Capitalized Terms

.  The following terms shall have the meanings specified in the indicated section of this Agreement:

Term	Section
“Acquired Contracts”	1.1(b)
“Acquisition Transaction”	5.4(a)
“Agreement”	Preamble
“Allocation Statement”	1.8(a)
“Apportioned Obligations”	5.3(b)
“Assumed Liabilities”	1.3(a)
“Bill of Sale”	1.3(a)
“Buyer”	Preamble
“Buyer Guarantor”	Preamble

ACTIVE/104823866.3

“Claim”	2.2
“Closing”	1.5
“Closing Date”	1.5
“Code”	1.8(a)
“Continuing Employee”	5.2(a)
“Cross-Covenant Not to Sue”	4.1(g)(vii)
“CSP”	10.9
“Disclosure Schedules”	Section 2
“Draft Allocation Statement”	1.8(a)
“Employee Plan”	2.9(e)(i)
“Environmental Laws”	2.10
“Epirus Transaction”	6.4
“ERISA”	2.9(a)
“ERISA Affiliate”	2.9(e)(ii)
“Excluded Assets”	1.2
“Excluded Contracts”	1.2(b)
“Excluded Liabilities”	1.3(b)
“FDA’s”	2.8(b)
“FLSA”	2.11(c)
“Hazardous Material”	2.10
“Intellectual Property Assignment”	4.1(g)(viii)
“Key Employee”	Recital
“Key Employee Agreements”	4.1(e)
“Lease”	1.2(d)
“Milestone Event”	1.9(a)
“Milestone Payments”	1.9
“Netherlands Commercial Court”	10.9
“Non-Assignable Right”	1.4(c)
“Offer Letter”	5.2(a)
“Offered Employee”	5.2(a)
“Parties”	Preamble
“Patent Assignment”	4.1(g)(iii)
“Patent Status Report”	1.9(a)(ii)
“Permits”	2.2
“Personal Property”	1.1(a)
“Post-Closing Apportioned Period”	5.3(b)
“Pre-Closing Apportioned Period”	5.3(b)
“Purchased Assets”	1.1
“Purchased Confidentiality Rights”	1.1(f)
“Purchased Defenses and Claims”	1.1(i)
“Seller”	Preamble
“Seller Associates”	2.11(a)
“Seller Copyrights”	2.5(a)
“Seller Employee Plan”	2.9(a)
“Seller Marks”	2.5(a)
“Seller Patents”	2.5(a)

ACTIVE/104823866.3

“Sublease”	4.1(f)(ii)
“Third Party Claim”	8.5
“Third Party IP Assets”	2.5(b)(vi)
“Top Suppliers”	2.16
“Transfer Taxes”	5.3(a)
“Transition Services Agreement”	4.1(f)(vii)

Section 10 - Miscellaneous

Fees and Expenses

.  Except as otherwise provided herein, no expenses of Seller relating in any way to the purchase and sale of the Purchased Assets hereunder and the transactions contemplated hereby, including without limitation legal, accounting or other professional expenses of Seller, shall be charged to or paid by Buyer or be included in any of the Assumed Liabilities.  Except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing is consummated.

Notices

.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

TO BUYER:

SOTIO, LLC
180 Canal Street
Suite 300
Boston, MA 02114
Attn:  [***]
Fax:  [***]
Email:  [***]

With a copy (which shall not constitute notice) to:

Cooley LLP
1299 Pennsylvania Avenue NW, Suite 700
Washington, DC 20004
Attn:  [***]
Fax:  [***]
Email:  [***]

TO SELLER:

Unum Therapeutics Inc.
200 CambridgePark Drive, Suite 3100

ACTIVE/104823866.3

Cambridge, MA 02140
Attn:  [***]
Email:  [***]

With a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention:  [***]
Email: [***]

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

Entire Agreement

.  This Agreement, including the Schedules, Appendices and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings.  No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules, Appendices and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules, Appendices or Exhibits or in such other writings.

Assignability; Binding Effect

.  This Agreement may not be assigned by any party without the prior written consent of the other parties; provided, however, that Buyer may collaterally assign its rights and remedies hereunder in connection with any Indebtedness of Buyer or its Affiliates.  Subject to the foregoing, this Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

Interpretation

.  The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof.  The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The words “included,” “includes” or “including” (or any other tense or variation of the word “include”) in this Agreement shall be deemed to be followed by the words “without limitation.”  The use of the term “ordinary course of business” shall in all cases herein mean “ordinary course of business consistent with past practices.”  When reference is made in this Agreement to an Article, Section, schedule or exhibit, such reference shall be to an Article, Section, schedule or exhibit of this Agreement unless otherwise indicated.  The words “hereof,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to “or” will be deemed to be disjunctive but not necessarily exclusive (i.e., unless the context requires otherwise, “or” will be interpreted to mean “and/or” rather than “either/or”).  References to a “day” or number of “days” (without any qualification of “business”) will be interpreted as a reference to

ACTIVE/104823866.3

a calendar day or number of calendar days.  If any action or notice is required to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice will be deferred until, or may be taken or given on, the next Business Day.

Execution in Counterparts

.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties hereto by facsimile or electronic transmission in .PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Amendments

.  This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

Bulk Sales Law

.  Buyer hereby waives compliance with the provisions of any applicable bulk sales law and Seller agrees to hold Buyer harmless from all claims made by creditors with respect to non-compliance with any bulk sales law, if any.

Applicable Law; Jurisdiction

.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.  In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.9, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over such party, (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.2 and (f) irrevocably and unconditionally waives the right to trial by jury. The parties further agree that all actions against Buyer Guarantor, as guarantor to Buyer, to enforce a final judgment obtained under this Section 10.9 may be resolved by, in addition to the courts named above, the Amsterdam District Court following proceedings in English before the Chamber for International Commercial Matters (“Netherlands Commercial Court”); an action for interim measures to enforce a final judgment, including protective measures, available under Dutch law may be brought in the Netherlands Commercial Court's Court in Summary Proceedings (“CSP”) in proceedings in English; and any appeals from or against judgments issued by the Netherlands Commercial Court or CSP will be submitted to the Amsterdam Court of Appeal’s Chamber for International Commercial Matters

Other Remedies; Specific Performance

.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.  The parties agree that irreparable damage for which monetary damages, even if available, would not

ACTIVE/104823866.3

be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the parties waives any bond, surety or other security that might be required of any other party with respect thereto.  Each of the parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

Severability

.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

[Signature Pages to Follow]

ACTIVE/104823866.3

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

BUYER:

SOTIO, LLC

By:  /s/ Matthew Plaud, MSM
Name: Matthew Plaud, MSM
Title:   Chief Executive Officer

SOTIO N.V.

By:  /s/ J.C. Jansen

Name:  J.C. Jansen

Title: Director

ACTIVE/104823866.3

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

SELLER:

Unum Therapeutics Inc.

By:  /s/ Charles Wilson, Ph.D.
Name: Charles Wilson, Ph.D.
Title:   Chief Executive Officer

ACTIVE/104823866.3